EXHIBIT 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE AND WAIVER OF CLAIMS

This Transition Agreement and General Release and Waiver of Claims (hereafter “Agreement”) is entered into by and between PQ Corporation, a Pennsylvania corporation (the “Company”‘), and Michael Crews (the “Mr. Crews”).

In consideration of the mutual promises and covenants contained herein, including but not limited to the benefits set forth in Schedule A, a copy of which is attached and incorporated by reference herein, and the Severance Agreement dated as of August 31, 2017 (the “Severance Agreement”), and other good and valuable consideration the receipt of which hereby is acknowledged, the parties agree as follows:

(1)    Separation from Employment. The parties have mutually agreed that, as a result of the downsizing of the Company, Mr. Crews’ employment will end as of September 30, 2021 (the “Separation Date”). Effective on his Separation Date, Mr. Crews’ employment with the Company will cease subject to the terms and conditions hereinafter set forth. Between the date on which Mr. Crews signs this Agreement and the Separation Date, Mr. Crews will continue to report to work on a regular basis and perform his regular duties, unless the Company determines that Mr. Crews no longer has to report on a full-time or regular basis, in which case the Company will continue to pay Mr. Crews his regular salary and maintain his benefits through the Separation Date. Between the date of this Agreement and the Separation Date, Mr. Crews is entitled to take all accrued but unused vacation time and/or paid time off. During that time period, the Company will also continue to pay Mr. Crews his regular salary and maintain his regular benefits. The Company will also pay Mr. Crews for all properly reported and reimbursable expenses incurred prior to the Separation date.

(2)    Release and Waiver of Claims. Mr. Crews, for himself and his family, heirs, executors, administrators, legal representatives, and their respective successors and assigns (the “Related Parties”), hereby releases and forever discharges the Company, and all of its parents (including but not limited to PQ Group Holdings, Inc.), affiliates, subsidiaries, divisions and joint ventures, and their respective officers, directors, employees, agents, parents, stockholders, representatives, employee benefit plans and their successors and assigns (collectively, “Company Entity” or “Company Entities”), from all rights, claims, demands, suits, causes of action of any kind or nature whatsoever, known or unknown, in law or in equity Mr. Crews ever had, has or may have or which the Related Parties may have, arising at any time on or before the date hereof, based on or arising out of Mr. Crews’ dealings with any Company Entity, including but not limited to any claims arising out of Mr. Crews’ employment with any Company Entity or the decision to end that employment on the Separation Date, including without limitation any claims under the Severance Agreement, or based on any services provided to any Company Entity by Mr. Crews other than pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands Mr. Crews may have, whether known or unknown, under the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by Mr. Crews of any claims for wrongful discharge or discrimination under any statute, rule, regulation or under the common law, including, without limitation, the Sarbanes-Oxley Act.

(3)    Rights Not Released or Waived. This release is intended to be a general release and excludes only those claims under any statute or common law that Mr. Crews is legally barred from releasing. Mr. Crews understands that the release does not include and the parties hereto expressly reserve: (i) any claim that cannot be released or waived as a matter of law; (ii) any claim for or right to vested benefits in accordance with the Company’s employee benefit plans and equity arrangements, including but not limited to any pension or retirement account benefits, but specifically excluding, among other plans, any other severance plan or policy; (iii) any right to enforce any term of this Agreement and any surviving provisions of the Severance Agreement; (iv) any claims based on acts or events occurring after Mr. Crews signs this Agreement, except for claims arising from Mr. Crews’ employment or termination of employment with Company, up to and through the date Mr. Crews signs this Agreement; (v) any claims with respect to indemnification or coverage under directors’ and officers’ liability insurance or any challenge to the validity of the Agreement; (vi) the right to file a charge or complaint with, or provide testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”) and to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), or to provide documents and make other disclosures protected under the whistleblower provisions of state or federal law or regulation (including but not limited to the Security and Exchange Act); or (vii) the right to receive any financial awards from OSHA or the SEC for reporting possible violations of federal law or regulation in cases where the law prohibits employees from waiving their rights to receive such payments.

(4)    Section 409A. (a) Mr. Crews understands that because Mr. Crews is a “specified employee” under Section 409A of the Internal Revenue Code (“IRC”), he will incur adverse tax consequences if his separation benefits which are not otherwise excluded under 409A begin within six months of the Separation Date. Because of those tax consequences, Mr. Crews is hereby informed to consult with an attorney of his choice (and at his expense).

(b)    For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 24 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-l(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-l(b)(9)(iii). Mr. Crews shall have no right to designate the date of any payment under this Agreement. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(5)    Affirmations. (a) Mr. Crews represents and agrees by signing this Agreement that he has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Company and has no known workplace injuries or occupational diseases.

(b)    Mr. Crews further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Mr. Crews may be entitled and that no other leave (paid or unpaid), compensation (including but not limited to severance pay), wages, bonuses and/or commissions are due to Mr. Crews through the date he signs this Agreement, except as provided under Article III of the Severance Agreement.

(c)    If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action including a claim or course of action released in Section 2 of this Agreement, Mr. Crews agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such claim or cause of action, including but not limited to charges filed with the EEOC.

(d)    The compensation pay and benefits set forth in Schedule A being received by Mr. Crews is compensation that Mr. Crews is not entitled to receive in the absence of executing this Agreement.

(e)    On or before the Separation Date, Mr. Crews will return to the Company all property and information belonging to the Company, including, but not limited to the following (where applicable): computers (desktop and/or laptop), tablet; devices (including USB, external hard drives, etc.), handheld devices, keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all data in any way pertaining to the Company’s business and the Company’s files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Mr. Crews shall search his electronic devices, device back-ups, residence, and automobile and agrees that by signing below represents that he has returned all such property in his possession or control.

(f)    Mr. Crews acknowledges and agrees that he remains bound by the restrictions contained in Articles IV and V of the Severance Agreement after the Separation Date.

(6)    Release and Waiver of Claims Under the Age Discrimination in Employment Act. Mr. Crews acknowledges that the Company has encouraged Mr. Crews to consult with an attorney of Mr. Crews’ choosing, at Mr. Crews’ expense, and, through this Agreement, encourages Mr. Crews to consult with an attorney with respect to any possible claims Mr. Crews may have, including claims under the ADEA, as well as under the other federal, state and local laws described in Section 2 hereof. Mr. Crews understands that by signing this Agreement Mr. Crews is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 1 hereof that may have existed on or prior to the date hereof.

(7)    Waiting Period and Revocation Period. Mr. Crews hereby acknowledges that the Company has informed Mr. Crews that Mr. Crews has up to twenty (21) days to consider this Agreement and Mr. Crews may knowingly and voluntarily waive that 21 day period by signing this Agreement earlier. Mr. Crews also understands that Mr. Crews shall have seven (7) days following the date on which Mr. Crews signs this Agreement within which to revoke it by providing a written notice of revocation to the Company by hand delivering or mailing it to William J. Sichko, Jr. Esq., 300 Lindenwood Drive, Valleybrooke Corporate Center, Malvern, PA, 193551740, post-marked within the seven day period.

(8)    Acceptance. To accept this Agreement, Mr. Crews shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the twenty-one (21) day period commencing on the date Mr. Crews receives this Agreement, without extension of any kind (including by mutual agreement of the parties), and provided Mr. Crews does not deliver written revocation to the Company within seven (7) days after such execution.

(9)    No Disparagement. Mr. Crews has not from the date Mr. Crews was given this Agreement and will not in the future make any defamatory or disparaging statements to any third parties regarding any Company Entities, or any of their employees, officers, or board members, as well as the Company’s products, services and methods of operations. Notwithstanding the foregoing, this Agreement does not prohibit Mr. Crews from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Mr. Crews under Section 2. In addition, nothing in this Agreement limits, restricts or in any other way affects Mr. Crews’ communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity as set forth in Section 3 above.

(10)    No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

(11)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or email will constitute binding execution of this Agreement.

(12)    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Mr. Crews may not assign or transfer any payment obligations under this Agreement. Notwithstanding the foregoing, if Mr. Crews dies while payments are still owed to him under this Agreement, those payments will be paid to his estate.

(13)    Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

(14)    Binding Effect. If the Company is sold either through a transfer of stock or the sale of assets (a “Transaction”) during the period of time when benefits are being paid to Mr. Crews under this Agreement, the Company shall be required, as of the closing date of the Transaction, to assign Mr. Crews’ benefits, rights and obligations under this Agreement either to PQ Group Holdings, Inc. or one of its affiliates or subsidiaries that remains as an operating company after the Transaction (the “Remaining Company”). By way of explanation, and not limitation, the assignment of the Agreement on the effective date of a Transaction is to ensure that the Remaining Company continues to provide Mr. Crews with the consideration set forth in Schedule A.

(15)    Further Assurances. Mr. Crews agrees to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.

(16)    Cooperation. Mr. Crews will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Mr. Crews’ assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Mr. Crews’ employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company. To the extent that Mr. Crews incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Mr. Crews’ cooperation with the Company as contemplated by this Section, the Company will reimburse Mr. Crews for such expenses, provided they are reasonable and were approved by the Company in advance.

(17)    Entire Agreement. Except for Articles IV and V of the Severance Agreement, which remain in full force and effect, this Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

(18)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, Mr. Crews has executed this Transition Agreement and General Release and Waiver of Claims.

/s/ Michael Crews	Date:	3/22/2021
Michael Crews

PQ CORPORATION:

BY:	/s/ Willaim J. Sichko, Jr.	3/22/2021
	William J. Sichko, Jr.	Date

SCHEDULE A

Detail of Michael Crews’ Payments under the Severance Agreement

1.

In accordance with Section 3.01(d)(2) & (4) of Mr. Crews’ Severance Agreement, Mr. Crews’ monthly payment of an amount equal to his monthly salary, plus the monthly portion of his target bonus will begin in October 2021.

2.

In accordance with Section 3.01(d)(3) of the Severance Agreement, if any bonus is earned for 2021, it will payable at the same time and in accordance with the Annual Bonus payable to similarly situated employees, except that, due to Section 409A, this payment, if any, must either be made on or before March 15, 2021 or after March 30, 2022.

3.	In accordance with Section 3.01(d)(5) of the Severance Agreement, Mr. Crews’ and his eligible dependents’ right to continued health, vision and dental plans will begin in October 2021.

4.

In recognition of Mr. Crews’ contributions to PQ’s success, including but not limited to taking the Company public, the Compensation Committee of the Board has agreed that Mr. Crews’ equity grants will be amended as follows:

•

Unvested MOI shares and options: Mr. Crews’ unvested MOI shares and options will be eligible to vest during the 2-year period beginning October 1, 2021, if applicable MOI targets are met during that time.

•	Unvested RSU’s: Mr. Crews’ unvested RSU’s will be eligible to vest during the 2-year period beginning October 1, 2021.

•

Vested Options: Mr. Crews will have a period of 2 years beginning October 1, 2021 to exercise any options that are already vested or become vested. If these vested options are not exercised during that time period, they will expire.

•	PSUs: Mr. Crews will be deemed to have worked through December 31, 2021 for purposes of eligibility to vest his PSU’s.